Exhibit 5.1

March 1, 2013

Silver Bay Realty Trust Corp.

601 Carlson Parkway, Suite 250

Minnetonka, Minnesota 55305

Re:

Silver Bay Realty Trust Corp., a Maryland corporation (the “Company”) — Registration Statement on Form S-11 (the “Registration Statement”) pertaining to the distribution or resale from time to time by certain existing stockholders of the Company of up to 17,824,647 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on the Registration Statement, filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter of the Company (the “Charter”) consisting of Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 13, 2012 and Articles Supplementary filed with the Department on December 13, 2012;

(ii)                                  the Bylaws of the Company, adopted on or as of July 2, 2012, as amended and restated pursuant to the Amended and Restated Bylaws of the Company, adopted on or as of December 3, 2012 (the “Bylaws”);

(iii)                               the Unanimous Written Consent in Lieu of Meeting of the Board of Directors of the Company, dated as of July 2, 2012 (the “Organizational Minutes”);

(iv)                              resolutions adopted by the Board of Directors of the Company on or as of December 3, 2012 and December 13, 2012 (collectively, the “Directors’ Resolutions”);

(v)                                 the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

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(vi)                              a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)                           a certificate executed by Timothy O’Brien, Secretary of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified except as noted therein, and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Organizational Resolutions and the Directors’ Resolutions, the authorization of the issuance of the Shares and the receipt by the Company of the full consideration for the issuance of the Shares; and

(viii)                        such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)                                 each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any of the Documents is legally competent to do so;

(c)                                  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 the Officers’ Certificate and all other certificates submitted to us are, as to factual matters, true and correct both when made and as of the date hereof; and

(e)                                  none of the Shares have been, or will be, issued, sold or held in violation of any restriction or limitation on ownership and transfer contained in the Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                      The Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP